Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Full Year and Fourth Quarter 2012 Results

For Immediate Release

Thursday, March 28, 2013

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the year and fourth quarter ended December 29, 2012.

As previously announced, Polymer Group, Inc. finalized the merger with an affiliate of the Blackstone Group, along with co-investors and certain members of the Company’s management (the “Merger”), on January 28, 2011, and became a privately held company.

In this press release, fiscal 2011 results, which include the January 2 to January 28, 2011, and January 29 to December 31, 2011, periods, have been combined. The combined presentation does not comply with United States generally accepted accounting principles (“GAAP”) but is presented because we believe it provides a meaningful assessment of our financial results, though the periods are not comparable. Included in the release is a reconciliation of the GAAP presentation to the combined presentation.

In the second quarter of 2012, we updated our organizational structure to better reflect how the overall business is managed. As a result, we changed our reportable segments to reflect the combination of the United States and Latin America Nonwovens segments into the Americas Nonwovens segment.

Fiscal Year 2012 Highlights:

•	Increased Volumes Paced by Growth Investments in Americas and Asia

◦
Total sales volumes (as measured in metric tonnes) grew 6.1% compared with the prior year, and were up 1.9% excluding volumes from the Colombia operations that were disrupted in fiscal year 2011. The year-over-year volume growth reflected contributions from new capacity in the Americas and Asia segments, combined with improved demand in the healthcare markets as well as certain industrial markets.

◦
Underlying volume growth was partially offset by reduced selling prices from the pass-through of lower raw material costs, unfavorable market pricing trends, and unfavorable impact of foreign currency translation.

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PGI Reports Full Year 2012 Results

•	Profit Profile Improves on Return to More Normalized Operating Environment and Contributions from Cost Savings Initiatives

◦	Gross profit was 5.8% higher at $197.2 million for fiscal year 2012 compared with $186.5 million in the prior year, including purchase accounting adjustments and the effect of the flood in Colombia.

◦
Overall profit was positively impacted higher volumes and cost reduction initiatives, which also resulted in lower SG&A costs. These benefits were partially offset by certain volume-related manufacturing inefficiencies, a volatile raw material environment, increased lease expense associated with the new line in Virginia and higher depreciation expense.

•	Strong Cash Generation and Disciplined Working Capital Management Continues

◦	Liquidity remained strong with cash balances of $97.9 million as of December 29, 2012.

◦	Operating working capital improved year-over-year to 2.6% of net sales as of year end compared with 4.6% of net sales as of December 31, 2011.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “I am pleased with our team's response to the impactful challenges we faced in 2012 from industry overcapacity in select markets as well as unfavorable foreign currency trends. Our business operations are stronger than ever with new growth investments in the Americas and Asia contributing year-over-year improvement in differentiated markets, our European operations stabilizing and continued cost controls and disciplined working capital management yielding strong cash generations.

"As we look forward to 2013, we expect our focus on economic leadership and cost optimization to create new opportunities across the globe. Raw material cost volatility in the first half of the year, along with a competitive pricing environment, is expected to result in sizable near-term headwinds for us, but underlying performance should be supported by new growth initiatives enabled by our new Global Growth & Innovation infrastructure."

FISCAL YEAR 2012 AND FISCAL YEAR 2011 RESULTS (COMBINED)

The positive impact from new investments in Suzhou, China, and Waynesboro, Virginia, were the largest contributors to net sales for the fiscal year ended December 29, 2012. Net sales were $1,155.2 million in fiscal 2012 compared with $1,187.5 million for the year ended December 31, 2011. The year-over-year decrease was primarily driven by lower net selling prices resulting from our passing through lower raw material costs in addition to a negative foreign currency translation impact. The decrease was partially offset by improved net selling prices in our Oriented Polymers segment as well as higher volumes in each of our Nonwoven segments, of which $32.1 million was associated with higher volumes at our Colombia facility compared with the prior year when the facility was impacted by a flood at the location. Increased volumes in the Americas segment was driven by wipes and healthcare products, while incremental growth in Asia was led by healthcare and hygiene products sold from our new spunmelt line installed in 2011. The stabilization of underlying demand in our industrial markets, as well as additional volumes for wipes, benefited our business in Europe.

Gross profit was $197.2 million for the year ended December 29, 2012 compared with $186.5 million for the year ended December 31, 2011. The year-over-year increase was primarily driven by the absence of certain purchase accounting adjustments in fiscal year 2011 associated with the step-up of inventories at the transaction date, along with increased volume at our Colombia facility during 2012 after a flood impacted their 2011 operations. The year ended December 31, 2011 includes $11.8 million of purchase accounting adjustments. Additionally, raw material costs were lower in fiscal 2012,

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PGI Reports Full Year 2012 Results

predominantly offset by lower selling prices. Gross profit was impacted by higher manufacturing costs primarily associated with certain volume-related manufacturing inefficiencies. Other factors included the incremental depreciation on our new spunmelt lines in the U.S. and China as well as the incremental lease expense related to the new U.S. line. These amounts were partially offset by the positive benefits of our plant consolidation activity in the U.S. As a result, gross profit as a percentage of net sales for the year ended December 29, 2012 was 17.1% compared with 15.7% in the prior year.

Selling, general and administrative expenses were $140.8 million for the year ended December 29, 2012 compared with $146.0 million for the year ended December 31, 2011. The year-over-year decrease was primarily driven by cost reduction initiatives implemented during the year, which reduced employee-related expenses. These amounts were partially offset by an increase in volume-related expenses such as shipping and handling, higher short-term incentive compensation as well as incremental selling and marketing costs. As a result, selling, general and administrative expenses as a percentage of net sales were 12.2% for the year ended December 29, 2012 compared with 12.3% in the prior year.

The redesigned organizational structure we commenced in 2012 is complete with the new “Global Growth & Innovation Group” focused on matching resources with existing growth opportunities as well as identifying and developing new applications of PGI technologies and capabilities. The new structure is expected to achieve $10 million to $12 million of annualized savings, a portion of which will contribute to incremental profit in fiscal year 2013.

Special charges were $19.6 million for the year ended December 29, 2012 and included $12.4 million related to our internal redesign and restructuring of global operations initiative, $3.8 million related to our plant realignment cost initiative in addition to other cost-reduction initiatives. Special charges were $62.2 million for the year ended December 31, 2011 and included $46.8 million of merger related expenses, $9.3 million related to goodwill and asset impairment charges in addition to costs related to the flood at our Colombia facility.

Operating income for the year ended December 29, 2012 was $37.2 million compared with a loss of $23.8 million for the year ended December 31, 2011. The increase in operating income was driven by increased volume, higher net spreads (the difference between the change in raw material costs and selling price/mix), the decrease in purchase accounting adjustments and a reduction in special charges. As a result, the Company reported a net loss attributable to PGI of $26.0 million for the year ended December 29, 2012 compared with a net loss attributable to PGI of $94.4 million for the year ended December 31, 2011.

Adjusted EBITDA for fiscal year 2012 was $129.7 million compared with $140.9 million in the prior year, which included proforma add-backs for purchase accounting adjustments and profit levels in Colombia prior to the flood. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of 2012 were $273.7 million compared with $291.9 million for the fourth quarter of 2011. The year-over-year decrease was primarily driven by lower net selling prices, resulting from our passing through lower raw material costs. Volume increases across each of our Nonwoven segments were offset by a negative foreign currency translation impact.

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PGI Reports Full Year 2012 Results

Gross profit was $45.7 million for the fourth quarter of 2012 compared with $48.1 million for the fourth quarter of 2011. Lower net spread over raw materials of $2.1 million was driven by a reduction in selling prices which more than offset lower year-over-year raw material costs during the quarter as the impact of rising raw material costs during the quarter and the associated lag to adjust selling prices negatively impacted profitability. In addition, unfavorable foreign currency translation impacts and the increase in depreciation associated with the new spunmelt manufacturing lines in the U.S. and China also contributed to the decrease. However, these amounts were partially offset by incremental volumes in each of our Nonwoven segments, primarily in the Americas and Asia segments. As a result, gross profit as a percentage of net sales for the fourth quarter of 2012 was 16.7% compared with 16.5% in the fourth quarter of 2011.

Selling, general and administrative expenses were $38.4 million for the fourth quarter of 2012 compared with $36.1 million for the fourth quarter of 2011. The year-over-year increase was primarily driven by higher short-term incentive compensation, which included a discretionary decision by the Board of Directors to pay an increased amount for the fiscal 2012 plan year that resulted in an incremental $1.9 million of expense in the fourth quarter. Volume-related expenses such as shipping and handling as well as selling and marketing costs were also higher year-over-year. These amounts were partially offset by cost reduction initiatives implemented during the year, which reduced employee-related expenses.

Special charges were $6.7 million for the fourth quarter of 2012 and included $3.5 million related to our internal redesign and restructuring of global operations initiative as well as $2.1 million related to our plant realignment cost initiative. Special charges were $11.9 million for the fourth quarter of 2011 and included $9.3 million related to goodwill and asset impairment charges. Other costs included merger related expenses and other cost related to the flood at our Colombia facility.

As a result of the above, operating income for the fourth quarter of 2012 was $0.1 million compared with $0.3 million for the fourth quarter of 2011. The Company reported a net loss attributable to PGI of $15.0 million for the fourth quarter of 2012 compared with a net loss attributable to PGI of $21.4 million for the fourth quarter of 2011.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of December 29, 2012 was $501.8 million compared with $527.7 million as of December 31, 2011. Capital expenditures for the full year of 2012 were $51.6 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $29.6 million as of December 29, 2012, or 2.6% net sales, compared with $54.6 million as of December 31, 2011, or 4.6% of net sales.

NON-GAAP FINANCIAL MEASURES

As more fully described in the company’s Annual Report on Form 10-K, the Merger was accounted for in accordance with GAAP for business combinations and non-controlling interests. Accordingly, the accounting guidance requires that the purchase accounting treatment of the Merger be “pushed down” and recorded on the financial statements of the subsidiary. In addition, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. As a result, periods prior to the Merger are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost. Although we continue to operate as the same legal entity subsequent to acquisition, periods prior to January 28, 2011 reflect the results of the Company prior to the Merger (the "Predecessor") and periods

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PGI Reports Full Year 2012 Results

after January 28, 2011 reflect the results of the Company after the Merger (the "Successor"). The combined presentation in this press release is a “non-GAAP financial measure” and does not comply with GAAP, but is presented because we believe it provides the most meaningful comparison of our results.

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreement governing our ABL facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Monday, April 1, 2013. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 578-5771 or (617) 213-8055 and entering the passcode, 41023018. A replay of the conference call will be available until April 8, 2013, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 54287454. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to

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PGI Reports Full Year 2012 Results

customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Successor
	Three Months Ended December 29, 2012	Three Months Ended December 31, 2011

Net sales	$273,651	$291,937
Cost of goods sold	(227,985)	(243,840)
Gross profit	45,666	48,097
Selling, general and administrative expenses	(38,422)	(36,145)
Special charges, net	(6,688)	(11,878)
Other operating, net	(467)	258
Operating income (loss)	89	332
Other income (expense):
Interest expense	(12,340)	(12,896)
Foreign currency and other, net	(1,039)	(14,387)
Income (loss) before income taxes	(13,290)	(26,951)
Income tax (provision) benefit	(1,743)	4,886
Income (loss) from continuing operations	(15,033)	(22,065)
Discontinued operations, net of tax	—	644
Net income (loss)	(15,033)	(21,421)
Less: Earnings attributable to noncontrolling interests	—	—
Net income (loss) attributable to Polymer Group, Inc	$(15,033)	$(21,421)

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Successor		Predecessor	Combined
	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended December 31, 2011

Net sales	$1,155,163	$1,102,929	$84,606	$1,187,535
Cost of goods sold	(957,917)	(932,523)	(68,531)	(1,001,054)
Gross profit	197,246	170,406	16,075	186,481
Selling, general and administrative expenses	(140,776)	(134,483)	(11,564)	(146,047)
Special charges, net	(19,592)	(41,345)	(20,824)	(62,169)
Other operating, net	287	(2,634)	564	(2,070)
Operating income (loss)	37,165	(8,056)	(15,749)	(23,805)
Other income (expense):
Interest expense	(50,414)	(46,409)	(1,922)	(48,331)
Foreign currency and other, net	(5,134)	(18,636)	(82)	(18,718)
Income (loss) before income taxes	(18,383)	(73,101)	(17,753)	(90,854)
Income tax (provision) benefit	(7,655)	3,272	(549)	2,723
Income (loss) from continuing operations	(26,038)	(69,829)	(18,302)	(88,131)
Discontinued operations, net of tax	—	(6,283)	182	(6,101)
Net income (loss)	(26,038)	(76,112)	(18,120)	(94,232)
Less: Earnings attributable to noncontrolling interests	—	59	83	142
Net income (loss) attributable to Polymer Group, Inc.	$(26,038)	$(76,171)	$(18,203)	$(94,374)

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	December 29,	December 31,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$97,879	$72,742
Accounts receivable, net	131,569	141,172
Inventories, net	94,964	103,911
Other current assets	37,246	40,448
Total current assets	361,658	358,273

Property, plant and equipment, net	479,169	493,352
Goodwill and intangible assets, net	156,271	164,297
Other noncurrent assets	24,971	44,656
Total assets	$1,022,069	$1,060,578

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$196,905	$190,516
Current portion of long-term debt and short-term borrowings	20,290	12,592
Other current liabilities	4,320	2,714
Total current liabilities	221,515	205,822

Long-term debt	579,399	587,853
Other noncurrent liabilities	81,953	79,606
Total liabilities	882,867	873,281

Total equity	139,202	187,297
Total liabilities and equity	$1,022,069	$1,060,578

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Successor				Predecessor
	Three Months Ended December 29, 2012	Three Months Ended December 31, 2011	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Selected Financial Data
Depreciation and amortization	$16,631	$15,689	$64,041	$54,760	$3,472
Amortization of loan acquisition costs	609	685	2,665	2,530	51
Capital expenditures	11,479	14,001	51,625	68,428	8,405
U.S. manufacturing line operating lease expense	2,067	2,067	8,269	2,067	—
Non-cash compensation	222	181	842	868	13,591

Special charges, net
Restructuring and plant realignment costs	$6,066	$202	$17,877	$1,515	$194
Accelerated vesting of share-based awards	—	—	—	—	12,694
Blackstone acquisition costs	—	1,597	452	27,919	6,137
Colombia flood	—	362	57	1,037	1,685
Goodwill impairment	—	7,647	—	7,647	—
Asset impairment charges	—	1,620	—	1,620	—
Other	622	450	1,206	1,607	114
Total	$6,688	$11,878	$19,592	$41,345	$20,824

Adjusted EBITDA	Three Months Ended December 29, 2012	Three Months Ended December 31, 2011	Fiscal Year Ended December 29, 2012	Combined Fiscal Year Ended December 31, 2011
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss)	$(15,033)	$(21,421)	$(26,038)	$(94,374)
Discontinued operations, net	—	(645)	—	6,101
Net income attributable to noncontrolling interests	—	—	—	142
Interest expense	12,340	12,895	50,414	48,331
Income and franchise tax	1,875	(4,878)	8,025	(2,278)
Depreciation and amortization	16,631	15,654	64,041	58,122
Purchase accounting adjustments	230	1,241	936	15,873
Non-cash compensation	221	181	842	1,787
Special charges, net	6,688	11,878	19,592	62,169
Foreign currency and other, net	1,639	14,322	4,982	21,514
Severance and relocation expenses	280	419	1,657	2,403
Unusual or non-recurring charges, net	469	776	880	1,287
Business optimization expenses	137	115	979	523
Management, monitoring and advisory fees	1,111	813	3,361	3,000
Impact of Spain lease	—	—	—	419
Annualized incremental contribution from Cali, Colombia spunmelt lines	—	2,334	—	15,692
Public company costs	—	—	—	183
Adjusted EBITDA	$26,588	$33,684	$129,671	$140,894

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